UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 29, 2013

FEDERAL HOME LOAN BANK OF BOSTON
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51402	04-6002575
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
800 Boylston Street
Boston, MA 02199
(Address of principal executive offices, including zip code)
(617) 292-9600
(Registrant's telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 29, 2013, the Federal Home Loan Bank of Boston (the “Bank”, “we”, “our” or “us”) received notice of Bank of America Rhode Island, N.A.'s (“BANA RI's”) plans to merge into its parent Bank of America, N.A. (“BANA”). We do not know the merger date (the “Merger Date”), but BANA RI has advised that it is targeting completion of the merger in April 2013. As of the Merger Date, BANA RI's charter will terminate, BANA RI's membership in the Bank will terminate, and BANA will assume BANA RI's obligations, including obligations for BANA RI's remaining advances. As of December 31, 2012, BANA RI had approximately $101.8 million in outstanding advances and was our largest shareholder, owning approximately $976.1 million or 26.6 percent of our total capital stock outstanding.

As a result of BANA RI's membership termination, its business activity with us eventually must wind down to zero at such pace as we agree to permit, pending BANA's option to prepay outstanding advances subject to a prepayment fee. As long as BANA RI maintains outstanding business activities with us, they will be required to hold Class B stock at a level sufficient to capitalize those business activities in accordance with the requirements of our capital plan. In addition, BANA RI's capital stock will become mandatorily redeemable (classified as a liability) immediately effective upon membership termination. Five years from the Merger Date and subject to other applicable terms of our capital plan and applicable law, our capital plan will require us to redeem any of the remaining outstanding Class B stock (“Class B stock”) owned by BANA at par value, provided that BANA RI has no outstanding business activities that require an investment in our stock at that time. Moreover, we retain the option to repurchase Class B stock held by BANA in excess of its total stock investment requirement at any time at our sole discretion, subject to our capital plan and applicable law.

At this time, we do not know what the specific business impact will be from the loss of BANA RI as a member other than the eventual runoff of its outstanding business activities and reduction of BANA RI's Class B stock. Based on our current analysis, we believe BANA RI's termination of membership will not materially affect the adequacy of our liquidity, our profitability in terms of the dividend rates available to pay remaining stockholders, our ability to make timely principal and interest payments on our participations in consolidated obligation debt and other liabilities, and our ability to continue providing sufficient membership value to our members. Our business model is structured to absorb sharp changes in our mission-asset activity and capitalization because we can undertake commensurate reductions in our liability balances and because of our relatively low operating expenses.

We expect that, all other things being equal, the loss of BANA RI as a member will cause our annual net income to decrease, primarily driven by a reduction in our earnings provided by funding assets with BANA RI's interest-free capital stock. Accordingly, the reduction in net income will principally depend on the level of interest rates, which affects the earnings from funding with capital. The timing of the decrease in net income will depend on when BANA RI's business activities with us terminate and whether and to what extent we decide to repurchase its excess stock. Although we expect our net income to decrease, all other things being equal, the impact on our return on equity due to the loss of BANA RI's membership is difficult to predict because the impact on our return on equity could vary significantly, depending on the income we earn investing BANA RI's capital stock, which will vary based on investment opportunities and interest rates, among other factors.

We will closely monitor the actual and potential effects from this development on our financial condition and results of operations and, if appropriate, implement strategies to attempt to minimize any adverse impacts on our operations, results of operations, and/or financial condition.

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This report uses forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our expectations as of the date hereof. The words “plans,” “will,” “believe,” “expect,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. Specifically, we note that we have no control over whether or not BANA RI and BANA will complete their merger. We caution that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, we caution that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. We do not undertake to update any forward-looking statement herein or that may be made from time to time on our behalf.

Signature(s)
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	January 30, 2013	Federal Home Loan Bank of Boston
By:/s/ Brian G. Donahue
Brian G. Donahue
Senior Vice President, Controller and Chief Accounting Officer